UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 24, 2018

MANNING & NAPIER, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35355	45-2609100
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

290 Woodcliff Drive, Fairport, New York 14450

(Address of principal executive offices and zip code)

(585) 325-6880

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2). Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 24 and September 28, 2018, the Compensation Committee of Manning & Napier, Inc. (the “Company”) approved new compensation packages for the members of the interim Office of the Chief Executive Officer, Jeffrey Coons, Charles Stamey and Richard Goldberg, who were initially appointed on March 6, 2018. Effective September 13, 2018, Mr. Goldberg will receive $50,000 per month of cash compensation for his service as the Company’s Co-Chief Executive Officer in lieu of any director fees he would otherwise be entitled to receive. Mr. Goldberg will receive this compensation until such time as the Company appoints a permanent Chief Executive Officer, and each of Messrs. Coons, Stamey and Goldberg will be eligible to receive an additional discretionary cash bonus for their service in the interim Office of the Chief Executive Officer at such time. Messrs. Coons and Stamey will continue to receive their existing base salary and they will still be eligible to receive an annual cash bonus and annual equity compensation award as previously disclosed for their service as the Company’s President and Executive Vice President, respectively, but other than the discretionary cash bonus, they will not receive any additional compensation for their service as the Company’s Co-Chief Executive Officers.

The Company’s Board of Directors continues to diligently pursue a permanent Chief Executive Officer and has full confidence in the ability of the Office of the Chief Executive Officer to manage the affairs of the Company until such time as a permanent Chief Executive Officer is appointed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Manning & Napier, Inc.

Date: September 28, 2018	By:	/s/ Sarah C. Turner
	Name:	Sarah C. Turner
	Title:	Corporate Secretary